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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-xxxxx) and related Prospectus of Packaging Corporation of America for the registration of $150,000,000 4 3/8% Senior Notes due 2008 and $400,000,000 5 3/4% Senior Notes due 2013 and to the incorporation by reference therein of our report dated January 20, 2003, with respect to the consolidated financial statements and schedule of Packaging Corporation of America included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Chicago, Illinois
October 2, 2003

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CONSENT OF INDEPENDENT AUDITORS